Exhibit 99

STERIS CORPORATION
NEWS ANNOUNCEMENT
FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2004

FIRST QUARTER RESULTS

Earnings increase 28% to $0.23 per diluted share

Mentor, Ohio (July 24, 2003) – STERIS Corporation (NYSE: STE) today announced financial results for its first quarter ended June 30, 2003. Fiscal 2004 first quarter net income was $16.5 million, or $0.23 per diluted share, an increase of 28% compared with net income of $12.8 million, or $0.18 per diluted share in the first quarter of fiscal 2003.

Fiscal 2004 first quarter total net revenues increased 17% to $259.3 million, compared with $221.4 million in the same period a year ago. The increase in revenues stemmed from improvements in all business segments as well as the contribution from businesses acquired during the quarter and positive foreign currency exchange rates. The Company experienced double digit revenue increases in the Healthcare and Life Sciences business segments. STERIS Isomedix Services segment, the Company’s industrial contract sterilization business, showed steady improvement compared to last year. Orders remained stable from the United States hospital market, which is the primary customer base of the Healthcare segment, while strong demand from the pharmaceutical industry and capacity expansions drove a significant increase in Life Sciences. Additionally, the Company enjoyed almost a full quarter of revenues from the acquisition of Hamo Holding AG, which was completed on April 8, 2003. Revenue growth was 12% excluding the impact of acquisitions.

Commenting on the results, Les C. Vinney, STERIS’s President and Chief Executive Officer, said, “While our core businesses remain strong and our financial position is a major positive for us, we are continuing to pursue a disciplined approach to generating future growth. During the first quarter, we completed two acquisitions and continued to invest more in research and development to extend our technology leadership. These actions are designed to promote

STERIS Corporation

News Announcement

July 24, 2003

sustainable revenue and earnings growth for STERIS this year and beyond. With a solid first quarter behind us, growing core markets, and a number of long-term opportunities being developed, we remain on track with our plans to secure a bright future for STERIS and another successful year in fiscal 2004.”

Segment Results

Beginning in fiscal 2004, the Company is reporting three segments: Healthcare, Life Sciences, and STERIS Isomedix Services. The operating profit reported for the segments reflects the full allocation of all distribution, corporate, and research and development expenses to each of the business segments.

Healthcare revenues for the fiscal 2004 first quarter increased 11% to $179.6 million, compared with $162.0 million in the fiscal 2003 first quarter. Hospitals in the United States continued to make investments in renovation and expansion projects and order equipment to fill those facilities. Acquisitions also played a role in driving revenues higher and the Company was able to improve pricing. Demand is currently expected to continue at a steady pace as hospitals are expanding and upgrading their facilities to meet growing patient demand and to remain competitive in an environment where patients have been afforded a greater choice of care. Operating profit for the Healthcare segment for the fiscal 2004 first quarter was $23.6 million compared with $20.2 million in the first quarter of fiscal 2003. Improvements in pricing and a higher margin product mix were partially offset by the closure of a small production facility in Australia, which resulted in a $1.0 million charge to cost of goods sold.

Life Sciences fiscal 2004 first quarter revenues increased 47% to $58.4 million compared with $39.7 million in the first quarter last year. The Company continued to see increased order flow from drug manufacturers and research facilities for new equipment, while the acquisition of Hamo and positive foreign currency exchange rates also contributed to revenue growth. STERIS expanded capacity at several of its Life Sciences facilities in fiscal 2003 to better accommodate demand for its equipment, which allowed the Life Sciences segment to increase volume significantly. In the fiscal 2004 first quarter, Life Sciences recorded an operating loss of $0.6

STERIS Corporation

News Announcement

July 24, 2003

million compared with an operating loss of $3.2 million in the first quarter of fiscal 2003. The improvement was due to higher manufacturing throughput and efficiencies gained from expanded production facilities, partially offset by higher research and development expenditures.

The Isomedix segment saw fiscal 2004 first quarter revenues increase 8% to $21.3 million compared with $19.7 million in the first quarter of fiscal 2003. Revenues increased due to increased volumes at existing locations made possible by investments in additional capacity and facility expansions in recent years. Fiscal 2004 first quarter operating profit was $3.2 million compared with $3.5 million in the first quarter last year. The decrease in operating profit was primarily due to higher energy costs.

Total Company Costs and Expenses

For the total company, gross profit margin in the fiscal 2004 first quarter was 41.1% compared with 41.5% in the prior year first quarter. The positive impact of pricing increases and higher volumes were offset by a significant mix change due to the rapid growth in the lower margin, capital equipment focused, Life Sciences business. Additionally, the closure of the previously mentioned production facility in Australia, and the initial impact of the newly acquired Hamo business negatively affected gross profit margin.

Total operating expenses for the first quarter of fiscal 2004 were $80.3 million compared with $71.2 million in the same quarter of fiscal 2003. As a percentage of revenues, operating expenses were 31.0% compared with 32.2% in the same quarter last year. Selling, general and administrative expenses declined as a percentage of revenues, while research and development expenditures increased. The increase in overall operating expenditures primarily reflects investments in research and development initiatives and efforts to integrate newly acquired businesses as the Company has transitioned from its repositioning phase into a growth phase. Research and development expenditures in the quarter were 54% higher than in the first quarter of fiscal 2003 and totaled $7.7 million. Operating margin was 10.1% for the first quarter of

STERIS Corporation

News Announcement

July 24, 2003

fiscal 2004 compared with 9.3% in last year’s first quarter.

Cash Flow

Operating cash flow for the first quarter of fiscal 2004 was $8.7 million, compared with operating cash flow of $16.6 million for the first quarter of fiscal 2003. The decline in operating cash reflects the negative impact of higher working capital requirements, particularly increased inventory levels, to support future growth. Free cash flow, defined as operating cash flow less capital spending, was a negative $5.5 million compared with positive free cash flow of $6.2 million in the prior-year quarter, primarily reflecting higher inventories and capital spending. The Company made two acquisitions in the quarter for a total amount of $52.0 million, including the assumption of debt, and repurchased 640,300 shares at an average price of $22.08, for a total cash amount of $14.1 million.

Outlook

The Company is still targeting annual growth of 10% in revenues and 15% for earnings, excluding the impact of acquisitions, on average over fiscal years 2004 and 2005. In fiscal year 2004, the Company believes that demand from its core customer base of United States hospitals and the global pharmaceutical industry will remain strong and lead to overall revenue growth of 17%, including the impact of acquisitions. Earnings are currently anticipated to be in the range of $1.29 to $1.33 per diluted share, as improvements in manufacturing efficiencies and pricing are offset by increased investments in research and development, and enhanced information systems. In the second quarter of fiscal 2004, the Company anticipates earnings to be in the range of $0.28 to $0.30 per diluted share.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris.com (click on “Investor Relations” and then click on the link provided) or via phone by dialing 1-888-392-9976 in the United States and Canada and 1-415-228-4835

STERIS Corporation

News Announcement

July 24, 2003

internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. Additional information about STERIS can be found on the Company’s Website at www.steris.com.

Contact: Aidan Gormley, Director, Investor Relations, 440-392-7607.

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This news release may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that compliance with laws, court rulings, regulations, or certification requirements of domestic and foreign authorities may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, (d) the potential of international unrest or effects of fluctuations in foreign currencies of countries where the Company does a sizeable amount of business, and (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services.

(end)

STERIS Corporation

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended
	June 30,
	2003	2002
	(unaudited)	(unaudited)
Net revenues	$259,280	$221,351
Cost of revenues	152,709	129,537

Gross profit	106,571	91,814

Operating expenses:
Selling, general, and administrative	72,680	66,249
Research and development	7,667	4,972

	80,347	71,221

Income from operations	26,224	20,593
Interest expense, net	485	540

Income before income taxes	25,739	20,053
Income tax expense	9,267	7,219

Net income	$16,472	$12,834

Earnings per common share data:
Basic earnings per common share	$0.24	$0.18
Diluted earnings per common share	$0.23	$0.18

Weighted average number of common shares outstanding:
Basic number of shares outstanding	69,458	69,638
Diluted number of shares outstanding	70,764	71,081

STERIS Corporation
Consolidated Balance Sheets
(In thousands)
	June 30,	March 31,
	2003	2003
Assets	(unaudited)
Current assets
Cash and cash equivalents	$18,896	$25,941
Net accounts receivable	214,040	211,687
Net inventories	117,705	90,135
Other current assets	28,329	26,669

Total current assets	378,970	354,432

Net property, plant, and equipment	355,229	345,621
Net intangible assets	223,160	192,416
Other assets	5,045	2,523

Total assets	$962,404	$894,992

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$61,773	$72,969
Other current liabilities	127,495	118,082

Total current liabilities	189,268	191,051

Long-term debt	115,257	59,704
Other liabilities	77,818	74,707
Shareholders’ equity	580,061	569,530

Total liabilities and shareholders’ equity	$962,404	$894,992

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended
	June 30,
	2003	2002
	(unaudited)	(unaudited)
Segment revenue
Healthcare	$179,569	$161,941
Life Sciences	58,425	39,717
STERIS Isomedix Services	21,286	19,693

Total	$259,280	$221,351

Segment operating profit (loss)
Healthcare	$23,644	$20,237
Life Sciences	(590)	(3,171)
STERIS Isomedix Services	3,170	3,527

Total	$26,224	$20,593

Note: Beginning in fiscal year 2004, STERIS is reporting new segment information. Segment operating profit reflects the full allocation of all distribution, corporate, and research and development expenses to the business segments. Quarterly segment information for all of fiscal year 2003 is provided below.

STERIS Corporation

Fiscal 2003

Segment Data

(In thousands)

	Three Months Ended				Twelve Months Ended
	June 30,	September 30,	December 31,	March 31,	March 31,
	2002	2002	2002	2003	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Segment revenue
Healthcare	$161,941	$164,980	$173,816	$196,714	$ 697,451
Life Sciences	39,717	48,112	51,230	56,243	195,302
STERIS Isomedix Services	19,693	19,640	19,266	20,735	79,334

Total	$221,351	$232,732	$244,312	$273,692	$ 972,087

Segment operating profit (loss)
Healthcare	$20,237	$25,866	$29,169	$38,960	$ 114,232
Life Sciences	(3,171)	811	3,092	63	795
STERIS Isomedix Services	3,527	2,504	1,768	2,943	10,742

Total	$20,593	$29,181	$34,029	$41,966	$ 125,769